Exhibit 99.1

CIPHERGEN ENTERS INTO AGREEMENTS TO EXCHANGE $27.5 MILLION OF ITS
OUTSTANDING 4.5% CONVERTIBLE SENIOR NOTES FOR NEW CONVERTIBLE
SENIOR NOTES AND CASH
Fremont, Calif.,— November 3, 2006 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today that it has entered into separate privately negotiated agreements with certain holders of its outstanding 4.50% Convertible Senior Notes due 2008 (the “Outstanding Notes”) under which such holders have agreed to exchange $27.5 million aggregate principal amount of Outstanding Notes for $16.5 million aggregate principal amount of a new series of 7.00% Convertible Senior Notes due 2011 (the “New Notes”) and $11.0 million in cash. The transactions are contingent on the completion of the sale of the life science research business to Bio-Rad Laboratories, Inc. The exchange is expected to close on or about November 8, 2006.
The New Notes will mature on September 1, 2011, bear interest at a rate of 7.00% per year, which may be reduced to 4.00% per year if the Company receives approval or clearance for commercial sale of any of its ovarian cancer tests by the U.S. Food and Drug Administration (FDA). The New Notes are convertible into the Company’s common stock at an initial conversion price of $2.00 per share.
The New Notes issuable in the exchange transactions and the common stock issuable upon conversion of the New Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement for the resale of the New Notes and the underlying shares of common stock within 30 days following the closing of the transactions.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
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NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.
Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2233
Daryl Messinger
Media
WeissComm Partners
(415) 946-1062